EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Equity Incentive Plan of Meta Platforms, Inc. of our reports dated January 28, 2026, with respect to the consolidated financial statements of Meta Platforms, Inc. and the effectiveness of internal control over financial reporting of Meta Platforms, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
January 29, 2026